BlackRock Large Cap Series Funds, Inc.

77(I)

Terms of new or amended securities

Effective September 29, 2006, the establishment and designation of Classes are as follows:

1.

The Class A Shares of each Series of the Corporation is redesignated Investor A Shares.  The Investor A Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class A Shares.

2.

The Class B Shares of each Series of the corporation is redesignated Investor B Shares.  The Investor B Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class B Shares.

3.

The Class C Shares of each Series of the Corporation is redesignated Investor C Shares.  The Investor C Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class C Shares.

4.

The Class I Shares of each Series of the Corporation is redesignated Institutional Shares.  The Institutional Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class I Shares.

5.

The classes of Shares of the Series established and designated are as follows:

a.

Investor A Shares

b.

Investor B Shares

c.

Investor C Shares

d.

Institutional Shares